EXHIBIT 99.2
Vanguard Health Systems, Inc.
Supplementary Financial Information

Adjusted EBITDA Margin Presentation of Most Directly Comparable GAAP Financial Measure (Net Income/Loss Margin) and Reconciliation of Adjusted EBITDA Margin to Net Income/Loss Margin

	(unaudited) Quarter ended September 30,

(in millions)	2005	2006

Adjusted EBITDA	$65.3	$54.3
Total revenues	605.6	634.9

Adjusted EBITDA Margin	10.8%	8.6%

Adjusted EBITDA	$65.3	$54.3
Interest, net	(24.7)	(29.9)
Income tax benefit (expense)	(6.6)	1.6
Depreciation and amortization	(23.3)	(29.4)
Minority interests	(0.7)	(0.7)
Equity method income	0.6	0.3
Stock compensation	(0.3)	(0.3)
Gain (loss) on sale of assets	(0.1)	2.5
Monitoring fees	(1.3)	(1.3)
Discontinued operations, net of taxes	(1.6)	(4.8)

Net income (loss)	$7.3	$(7.7)
Total revenues	$605.6	$634.9

Net income (loss) margin	1.2%	(1.2)%